EXHIBIT 99.1

Contact:	Lynn Martenstein
305-539-6570

ROYAL CARIBBEAN CRUISES LTD. NAMES GOLDSTEIN, HANRAHAN PRESIDENT/CEO OF CRUISE BRANDS

Miami—September 4, 2007—Royal Caribbean Cruises Ltd. today promoted two of its top executives to president and CEO of their respective brands. Nineteen-year Royal Caribbean executive, Adam Goldstein, president of Royal Caribbean International since 2005, becomes president and CEO of that brand, and eight-year Royal Caribbean and Celebrity Cruises veteran, Dan Hanrahan, president of Celebrity Cruises since 2005, adds CEO to his title as well. Both officers will continue to report to Royal Caribbean Cruises Ltd. Chairman and CEO Richard D. Fain, and both changes are effective immediately.

“As our company continues to grow and diversify, it is reassuring to know we have such extraordinarily effective individuals who have assumed the leadership of their respective brands,” said Fain. “They have built their brands into powerful and commanding market leaders, and have fully earned the broader designation as ‘president and CEO’ of those brands. This promotion reflects the roles they have already been fulfilling and is consistent with common industry practice.”

The company’s Executive Committee will continue to consist of Fain, Goldstein and Hanrahan, along with long-time company executive Brian Rice, executive vice president and chief financial officer.

“I am very proud of this management team and look forward to working with them and all our other very capable leaders to guide the company into a future of continued success,” Fain added.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur and Azamara Cruises. The company has a combined total of 35 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.

Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com , or www.rclinvestor.com.

###